UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report: December 1, 2010
(Date of earliest event reported)
IDEX CORPORATION
(exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
1925 West Field Court, Suite 200
Lake Forest, Illinois 60045
(Address of Principal Executive Offices) (Zip Code)
(847) 498-7070
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Senior Notes
     On December 6, 2010, IDEX Corporation. (the “Company”) completed a public offering of $300 million in aggregate principal amount of its 4.500% Notes due 2020 (the “Notes”). The offering of the Notes was registered under an effective Registration Statement on Form S-3 (Registration No. 333-170890), dated December 1, 2010; and supplemented by a Prospectus Supplement dated December 1, 2010. The Notes were issued pursuant to an indenture, dated as of December 6, 2010 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of December 6, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.
     The net proceeds from the offering of approximately $295.7 million, after deducting the underwriting discount and estimated offering expenses of approximately $800,000 payable by the Company, will be used to repay $250 million of outstanding indebtedness under the Company’s $600 million domestic, multi-currency bank revolving credit facility (the “Credit Facility”). The balance of the net proceeds will be used for general corporate purposes, which may include strategic acquisitions that complement the Company’s business model.
     The Notes will bear interest at a rate of 4.500% per annum, which shall be payable semi-annually in arrears on each June 15 and December 15, beginning June 15, 2011. The Notes will mature on December 15, 2020. The Company may redeem all or part of the Notes at any time prior to maturity at the redemption prices set forth in the Supplemental Indenture.
     The Company may issue additional debt from time to time pursuant to the Indenture. The Indenture and Notes contain covenants that limit the Company’s ability to, among other things, incur certain liens securing indebtedness, engage in certain sale-leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all the Company’s assets. The terms of the Notes also require the Company to make an offer to repurchase Notes upon a change of control triggering event (as defined in the Supplemental Indenture) at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any.
     The Notes rank (i) equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness, (ii) senior in right of payment to all of the Company’s existing and future subordinated indebtedness, (iii) effectively subordinated in right of payment to the Company’s future secured indebtedness to the extent of the value of the Company’s assets and the assets of its subsidiaries securing such obligations. The notes are not guaranteed by any of the Company’s subsidiaries and are therefore structurally subordinated in right of payment to all of the existing and future indebtedness and other liabilities of the Company’s subsidiaries.
     The foregoing description of the material terms of the Notes is qualified in its entirety by reference to the Base Indenture and the Supplemental Indenture, which are attached hereto as Exhibits 4.1 and 4.2 and are incorporated herein by reference.
Underwriting Agreement
     The Company entered into an Underwriting Agreement, dated as of December 1, 2010, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), in connection with the issuance and sale by the Company of the Notes. Pursuant to the Underwriting Agreement and subject to the terms and conditions expressed therein, the Company agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale to the public.
     The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters party to the Underwriting Agreement against certain liabilities arising out of or in connection with sale of the Notes, and for customary contribution provisions in respect of those liabilities. Affiliates of certain underwriters are lenders under the Company’s Credit Facility and, as such, may receive a portion of the proceeds from the sale of the Notes. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with the Company and its affiliates for which they have received or will receive customary fees and commissions.

     The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosures set forth in Item 1.01 pertaining to the Notes are hereby incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document Description
1.1	Underwriting Agreement, dated December 1, 2010, by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein.

4.1	Indenture, dated as of December 6, 2010, between the Company and Wells Fargo Bank, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of December 6, 2010, between the Company Wells Fargo Bank, National Association, as trustee.

4.3	Form of 4.500% Senior Note due 2020 (included in Exhibit 4.2).

5.1	Opinion of Latham & Watkins LLP, dated December 6, 2010.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION
By:	/s/ Frank J. Notaro
	Name:	Frank J. Notaro
	Title:	Vice President – General Counsel

Date: December 6, 2010

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